FOR IMMEDIATE RELEASE

FRANKLIN FINANCIAL CORPORATION ANNOUNCES APPROVAL OF SECOND SHARE REPURCHASE PROGRAM

Glen Allen, Virginia — September 12, 2012 — Franklin Financial Corporation (the “Company”), the parent company of Franklin Federal Savings Bank, today announced that its Board of Directors at its meeting on September 12, 2012 approved a second share repurchase program. The new repurchase program provides for the repurchase of up to 679,385 shares, or approximately 5%, of the Company’s common stock that will be outstanding upon completion of the first share repurchase program, announced on May 3, 2012, which had 95,741 shares remaining to be purchased as of the close of trading on September 11, 2012. The new repurchases will commence upon completion of the first share repurchase program. Repurchases will be made from time to time, in the open market or through privately negotiated transactions, as and when deemed appropriate by management and under any plan that may be deployed in accordance with SEC Rule 10b5-1. Richard T. Wheeler, Jr., Chairman, President and CEO, stated, “Our strong capital position provides us with the flexibility to repurchase shares when the opportunities arise and reinforces our commitment to enhance long-term shareholder value.”

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

FFC/September 2012 Press Release re Share Repurchase Plan